Gregory Sharer & Stuart, P.A. Certified Public Accountants and Business Consultants

Report of Independent Registered Public Accounting Firm

To the Audit Committee
Institutional Investor Trust

We have examined management's assertion, included in its representation letter dated February 17, 2015, that Institutional Investor Trust maintained effective internal control, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions as of December 31, 2014, and that no material inadequacies as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 existed at such date. Institutional Investor Trust’s management is responsible for maintaining effective internal control over transfer agent and registrar functions. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting management's assertion and performing such procedures as we considered necessary in the circumstances to evaluate internal control over the transfer agent and registrar functions, using the objectives set forth in Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that Institutional Investor Trust maintained effective internal control, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, and that no material inadequacies existed as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 as of December 31, 2014, is fairly stated, in all material respects, based on the criteria established by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934.

This report is intended solely for the information and use of the audit committee and management of Institutional Investor Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Gregory, Sharer & Stuart, P.A.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
February 17, 2015

100 Second Avenue South ~ Suite 600 ~ St. Petersburg, Florida 33701-4336
727/821-6161 / Fax 727/822-4573
www.gsscpa.com